Exhibit 99.1

FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES ANNOUNCES

FISCAL 2014 FIRST QUARTER FINANCIAL RESULTS

PINGDINGSHAN, China – November 14, 2013 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq: SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, today announced its financial results for the fiscal 2014 first quarter ended September 30, 2013.

Fiscal 2014 First Quarter vs. Fiscal 2013 First Quarter

  Total revenue slightly decreased to $17.5 million, as compared to $17.6 million.
  Gross margin improved to 17.7%, as compared to 10.9%.
  Income from operations increased by 98% to $2.5 million, as compared to $1.2 million.
  Net income increased by 75.9% to $1.2 million or $0.05 per diluted share, as compared to $0.7 million or $0.03 per diluted share.

SinoCoking’s Chairman and CEO, Mr. Jianhua Lv, commented, “The slight decrease in fiscal 2014 first quarter revenue was mainly due to decreased sales of coal products, offset by increased sales of coke products. Due to the ongoing mining moratorium, raw coal supply has been very limited and we continued to meet our coal requirements largely by purchasing coal, including from other provinces, at a higher cost driven by the supply shortage. We did not sell any raw coal and used all purchased coal (mainly washed coal) to manufacture coke and coke byproducts. While we currently anticipate the moratorium to end sometime in the first half of calendar 2014, there cannot be any assurance as to the exact timing. Demands for all other coal products were also soft, resulting in lower revenue from coal products overall.

For the first quarter of fiscal 2014 as compared to same period of fiscal 2013:

-	Due to slightly improved market conditions for coke, the Company sold more coke and coke byproducts which generated approximately 73.1% of the total revenue as compared to 54.6%.
-	Revenue from the sale of coal products generated approximately 26.9% of total revenue, as compared to 45.4%.

“Our cost of revenue for the current fiscal first quarter decreased by 8.1%, mainly due to lower purchase price for washed coal used to manufacture coke and byproducts,” continued Mr. Lv. “Lower cost of revenue resulted in substantially improved gross margin for the fiscal 2014 first quarter as compared to the same quarter of fiscal 2013. Additionally our selling, general and administrative expenses decreased by approximately 3.9% as compared to the same period of last year, due to lower consulting fees for the period.”

Recent business highlights:

Mr. Lv added, “Our business plan involves growing our business through the:

-	Expansion of our current production capacity and product mix at the Hongfeng plant. In early 2013, we signed a leasing agreement to operate the Hongfeng plant for a period of one year. We are currently producing coke and coke byproducts such as crude benzol (since April) and purified coal gas (trial stage with commercial production to commence shortly), while additional byproducts such as sulfur and sulfur ammonia will be produced as we gradually increase production to full capacity.
-	Increase of market share for our clean coke product produced at the Baofeng plant. We upgraded technical capabilities at our Baofeng plant to reduce dependency on high-cost raw materials such as coking coal. The plant can now produce high quality coke and by-products using low cost raw coal, such as long flame coal. We also upgraded oven capabilities to improve their energy efficiency, capture additional by-products for refinement into high value-added chemical products, and conform to environmental requirements.
-	Completion of our new coking plant once market conditions improve. We anticipate that the new plant will enable us to capture more coke by-products for refinement into useful industrial chemicals, and production of more high value-added chemical products.
-	Acquisition of other coal mines and building long term strategic relations with other mining operators to source raw coal.

The following projects are expected to require capital resources:

-	New Coking Plant. We intend to use existing cash, cash flow from operations, bank loans, collection of our loan receivables, along with other finance arrangements such as extending our long term loan from Bairui Trust, to complete the construction of our new coking plant. Due to ongoing market conditions, however, we have once again slowed down constriction, but plan to resume at full pace if and when market improves.
-	Coal Mine Safety Improvement Projects. The total estimated cost for government-mandated safety upgrades is approximately $31.5 million. We will be responsible for approximately 70% of the total estimated cost, approximately $22.0 million, under the structure of our joint-venture with Henan Coal Seam Gas. We also intend to use our line of credit from Pingdingshan Rural Cooperative Bank to complete these projects. These projects have not commenced as of yet, although we currently expect to complete them sometime in first half of calendar year 2014.

Mr. Lv noted, “Our business plan fits well with our near- and mid-term strategy of increasing our market share in China’s coal chemical industry which has been growing rapidly.”

Conference Call

Mr. Lv and Mr. Sam Wu, CFO, will host a conference call on Monday, November 18, 2013 at 10:00 am ET to discuss these results as well as recent corporate developments.

Interested parties may participate in the call by dialing: (201) 493-6744. Please call in 10 minutes before the conference is scheduled to begin and ask for the SinoCoking call. After opening remarks, there will be a question and answer period. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to lcati@equityny.com.

The conference call will also be broadcast live over the Internet. To listen to the webcast, please go to http://www.investorcalendar.com/IC/CEPage.asp?ID=171932 or visit the Company’s website www.scokchina.com and then go to Presentations/Events page where the conference call is posted. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Internet Explorer as their web browser.

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., Baofeng Shuangri Coal Mining Co., Ltd., and Baofeng Xingsheng Coal Mining Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

Contact:

SinoCoking	Investor Relations Counsel:
Sam Wu, Chief Financial Officer	The Equity Group Inc.
+ 86-375-2882-999	Lena Cati
sinocoking@sina.com	lcati@equityny.com / (212) 836-9611
www.scokchina.com	www.theequitygroup.com

See Accompanying Tables

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended September 30,
	2013	2012

REVENUE	17,475,970	$17,562,194

COST OF REVENUE	14,378,669	15,652,938

GROSS PROFIT	3,097,301	1,909,256

OPERATING EXPENSES:
Selling	40,874	43,581
General and administrative	603,581	626,828
Total operating expenses	644,455	670,409

INCOME FROM OPERATIONS	2,452,846	1,238,847

OTHER INCOME (EXPENSE)
Interest income	183,093	222,640
Interest expense	(778,767)	(1,021,604)
Other finance expense	(62,543)	(72,244)
Change in fair value of warrants	12	673,530
Total other expense, net	(658,205)	(197,678)

INCOME BEFORE INCOME TAXES	1,794,641	1,041,169

PROVISION FOR INCOME TAXES	633,757	381,256

NET INCOME	1,160,884	659,913

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	845,447	(288,695)

COMPREHENSIVE INCOME	2,006,331	$371,218

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and diluted	21,121,372	21,121,372

EARNINGS PER SHARE
Basic and diluted	0.05	$0.03

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2013	2013
CURRENT ASSETS
Cash	289,045	$782,018
Restricted cash	-	9,708,000
Accounts receivable, trade	9,278,327	9,474,197
Other receivables	5,609,859	4,334,370
Loans receivable	8,032,037	8,032,037
Inventories	2,281,139	3,018,909
Advances to suppliers	9,449,497	8,791,837
Prepaid expenses	270,655	-
Total current assets	35,210,559	44,141,368

PLANT AND EQUIPMENT, net	15,082,867	15,269,766

CONSTRUCTION IN PROGRESS	40,473,429	40,224,821

OTHER ASSETS
Refundable deposit	4,884,000	4,854,000
Prepayments	61,943,378	61,562,890
Intangible assets, net	32,425,631	32,244,071
Long-term investments	2,904,223	2,886,383
Other assets	113,960	113,260
Total other assets	102,271,192	101,660,604

Total assets	193,038,047	$201,296,559

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Current maturity of long term loan	-	$50,158,000
Accounts payable, trade	379,657	183,504
Notes payable	-	9,708,000
Other payables and accrued liabilities	901,107	2,229,362
Other payables - related parties	379,182	140,465
Acquisition payable	4,721,200	4,692,200
Customer deposits	128,706	208,815
Taxes payable	1,211,101	1,133,450
Total current liabilities	7,720,953	68,453,796

LONG TERM LIABILITIES
Long term loan	50,468,000	-
Total long term liabilities	50,468,000	-

Total liabilities	58,188,953	68,453,796

COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock, $0.001 par value, 100,000,000 shares authorized,
21,121,372 shares issued and outstanding	21,121	21,121
Additional paid-in capital	3,592,053	3,592,053
Statutory reserves	3,689,941	3,689,941
Retained earnings	112,465,709	111,304,825
Accumulated other comprehensive income	10,748,670	9,903,223
Total SinoCoking Coal and Coke Chemicals Industries, Inc's equity	130,517,494	128,511,163

NONCONTROLLING INTERESTS	4,331,600	4,331,600

Total equity	134,849,094	132,842,763

Total liabilities and equity	193,038,047	$201,296,559